Exhibit 3.1
AMERICOLD REALTY TRUST, INC.
ARTICLES OF INCORPORATION

THIS IS TO CERTIFY THAT:
ARTICLE I

INCORPORATOR
The undersigned, George F. Chapelle Jr., whose address is 10 Glenlake Parkway, Suite 600, South Tower, Atlanta, Georgia 30328, being at least 18 years of age, by these Articles of Incorporation and by Articles of Conversion dated as of the date hereof, does hereby convert Americold Realty Trust, a real estate investment trust formed under the laws of Maryland on December 27, 2002, into a corporation formed under the general laws of the State of Maryland.
ARTICLE II

NAME
The name of the Corporation is:
Americold Realty Trust, Inc.
ARTICLE III

PURPOSES AND POWERS
    The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.
ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, whose address is 2405 York Road, Suite 201, Timonium, Maryland 21093. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose address is 2405 York Road, Suite 201, Timonium, Maryland 21093. The resident agent is a Maryland corporation.
ARTICLE V

BOARD OF DIRECTORS
Section 5.1    Number. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors (the “Board” or “Board of Directors”). The number of directors of the Corporation is nine, which number may be increased or decreased only by the

Board of Directors pursuant to the bylaws of the Corporation (the “Bylaws”) but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The directors shall be elected at each annual meeting of stockholders in the manner provided in the Bylaws or, in order to fill any vacancy on the Board of Directors, in the manner provided in the Bylaws. The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:
George F. Chapelle Jr.
George J. Alburger, Jr.
Kelly H. Barrett
Robert L. Bass
Antonio F. Fernandez
Pamela K. Kohn
David J. Neithercut
Mark R. Patterson
Andrew P. Power
The Corporation elects, pursuant to Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as defined below), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum (or, if only one director remains, by the sole director), and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.
Section 5.2    Resignation or Removal. Any director may resign in the manner provided in the Bylaws. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, a director may be removed at any time, but only for cause, and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors. For purposes of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.
Section 5.3    Determinations by Board. The determination as to any of the following matters made by or pursuant to the direction of the Board of Directors shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock) or the Bylaws; the fair value, or any sale, bid or ask price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.
Section 5.4    Subtitle 8. In accordance with Section 3-802(c) of the MGCL, the Corporation is prohibited from electing to be subject to the provisions of Sections 3-803, 3-804(a) or (b) or 3-805 of the MGCL, unless such election is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.
ARTICLE VI

STOCK
Section 6.1    Authorized Shares. The Corporation has authority to issue 525,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and 25,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”). If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article VI, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes or series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. Subject to the terms of any class or series of Preferred Stock, the Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.
Section 6.2    Common and Preferred Stock.
(a)    Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote on each matter upon which holders of Common Stock are entitled to vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.
(b)    Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more series of stock.
Section 6.3    Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of stock of any class or series, the Board of Directors by resolution shall (a) designate that class or series to distinguish it from all other classes and series of stock; (b) specify the number of shares of stock to be included in the class or series; (c) set, subject to the provisions of Article VII and subject to the express terms of any class or series of stock outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set pursuant to clause (c) of this Section 6.3 may be made dependent upon facts ascertainable outside the Charter (including the occurrence of any event, including a determination or action by the Corporation or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.
Section 6.4    Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of stock of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
Section 6.5    Dividends and Distributions. The Board of Directors may from time to time authorize, and cause the Corporation to declare to stockholders, such dividends or other distributions, in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in its discretion shall determine. The Board of Directors shall endeavor to cause the Corporation to declare and pay such dividends and distributions as shall be necessary for the Corporation to qualify as a REIT under the Code; however, stockholders shall have no right to any dividend or other distribution unless and until authorized by the Board of Directors and declared by the Corporation. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.5 shall be subject to the provisions of any class or series of stock at the time outstanding. Notwithstanding any other provision in the Charter, no determination shall be made by the Board of Directors nor shall any transaction be entered into by the Corporation which would cause any shares of stock of the Corporation not to constitute “transferable shares” under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.
Section 6.6    Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.
ARTICLE VII

CERTAIN RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 7.1    Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:
(a)     “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(b)    “Capital Stock” shall mean shares of stock of all classes or series, including, without limitation, Common Stock and Preferred Stock. The term “Capital Stock” shall not include convertible debt securities unless and until such securities are converted into Capital Stock.
(c)    “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
(d)    “Charitable Trust” shall mean any trust provided for in Section 7.3(a).
(e)    “Charitable Trustee” shall mean the Person unaffiliated with both the Corporation and any Prohibited Owner that is appointed by the Corporation to serve as trustee of the Charitable Trust.
(f)    “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
(g)    “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.2(g).
(h)    “Excepted Holder Limit” shall mean the percentage limit established by the Board of Directors pursuant to Section 7.2(g), provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2(g), and subject to adjustment pursuant to Section 7.2(h).
(i)    “Individual” shall mean (a) an “individual” within the meaning of Section 542(a)(2) of the Code, as modified by Section 544 of the Code, and/or (b) any beneficiary of a “qualified trust” (as defined in Section 856(h)(3)(E) of the Code) which qualified trust is eligible for look-through treatment under Section 856(h)(3)(A) of the Code for purposes of determining whether a REIT is closely held under Section 856(a)(6) of the Code, in which case the qualified trust shall not be treated as an Individual.
(j)    “Market Price” on any date shall mean, with respect to any class or series of outstanding Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and ask prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low ask prices in the over-the-counter market, as reported by the principal automated quotation system then in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and ask prices as furnished by a professional market maker making a market in such Capital

Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of Capital Stock, as determined in good faith by the Board of Directors.
(k)    “NYSE” shall mean the New York Stock Exchange.
(l)    “Ownership Limit” shall mean not more than 9.8 percent in value of the aggregate outstanding Capital Stock. The value of the outstanding Capital Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.
(m)     “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
(n)    “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2(a), would Beneficially Own or Constructively Own Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of Capital Stock that the Prohibited Owner would have so owned.
(o)    “Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.
(p)    “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, of Capital Stock or the right to vote or receive dividends on Capital Stock or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
Section 7.2    Capital Stock.
(a)    Ownership Limitations. During the period commencing on the date hereof and prior to the Restriction Termination Date, but subject to Section 7.4:
(i)    Basic Restrictions.
(A)    (1) No Individual, other than an Excepted Holder, shall Beneficially Own shares of Capital Stock in excess of the Ownership Limit,

and (2) no Excepted Holder shall Beneficially Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
(B)    No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of shares of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
(C)    Any Transfer of shares of Capital Stock that, if effective, would result in shares of Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
(D)    No Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of shares of Capital Stock would result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code (after taking into account for such purpose the statutory presumptions set forth in Section 897(h)(4)(E) of the Code).
(ii)    Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2(a)(i)(A), (B) or (D),
(A)    then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2(a)(i)(A), (B) or (D) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the business day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Capital Stock; or
(B)    if the transfer to the Charitable Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 7.2(a)(i)(A), (B) or (D), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2(a)(i)(A), (B) or (D) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2(a)(ii), a violation of any provision of this Article VII would nonetheless be continuing (for example, where the ownership of shares of Capital Stock by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a

Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VII.
(b)    Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2(a) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.
(c)    Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2(a)(i), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2(a)(ii), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
(d)    Owners Required To Provide Information. From the date hereof and prior to the Restriction Termination Date:
(i)    every owner of an amount equal to or greater than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned, a description of the manner in which such shares are held, and whether or not the Beneficial Owner of such shares is a “foreign person” as such term is used in Section 897(h) of the Code. Each such owner shall provide to the Corporation such additional information as the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT or as a “domestically controlled qualified investment entity” (as such term is defined in Section 897(h) of the Code) and to ensure compliance with the Ownership Limit; and
(ii)    each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial Owner or Constructive Owner shall promptly provide to the Corporation such relevant information as the Corporation may reasonably request in order to determine the Corporation’s status as a REIT or as a “domestically controlled qualified investment entity” (as such term is defined in Section 897(h) of the Code) and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(e)    Remedies Not Limited. Nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.
(f)    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2(b)) acquired Beneficial Ownership or Constructive Ownership of shares of Capital Stock in violation of Section 7.2(a), such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of shares of Capital Stock held by each such Person.
(g)    Exceptions.
(i)    Subject to Section 7.2(a)(i)(B) and (D), the Board of Directors shall exempt an Individual from the Ownership Limit and may establish or increase an Excepted Holder Limit for such Individual if:
(A)    the Board of Directors obtains such representations and undertakings from such Individual as are satisfactory to the Board of Directors, in its sole and absolute discretion, to ascertain that no Individual’s Beneficial Ownership or Constructive Ownership of shares of Capital Stock will violate Section 7.2(a)(i)(B) or (D);
(B)    such Individual does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.8 percent interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Individual as are satisfactory to the Board of Directors, in its sole and absolute discretion, to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation);
(C)    such Person provides to the Board of Directors such representations and undertakings, if any, as the Board of Directors may, in its sole and absolute discretion, require to ensure that the conditions in clauses (i) and (ii) hereof are satisfied and will continue to be satisfied throughout the period during which such Individual Beneficially Owns or Constructively Owns shares of Capital Stock in excess of the Ownership Limit pursuant to any exemption thereto granted under this subparagraph (a); and

(D)    such Individual agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2(a) through 7.2(f)) will result in such shares of Capital Stock being automatically transferred to a Charitable Trust in accordance with Sections 7.2(a)(ii) and 7.3.
(ii)    Prior to granting any exception pursuant to Section 7.2(g)(i), the Board of Directors may, in its sole and absolute discretion, require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception; provided, however, that the Board of Directors shall not be obligated to require a favorable ruling or opinion in order to grant an exception hereunder.
(iii)    Subject to Section 7.2(a)(i)(B) or (D), an underwriter which participates in a public offering or a private placement of shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.
(iv)    The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.
(h)    Changes in Ownership Limit. Subject to Section 7.2(a)(i)(B) and (D), the Board of Directors may from time to time establish or increase an Excepted Holder Limit for one or more Individuals (whereby such Individual will be an Excepted Holder) and decrease the Ownership Limit for all other Individuals; provided, however, that the decreased Ownership Limit will not be effective for any Individual whose percentage ownership of shares of Capital Stock is in excess of such decreased Ownership Limit until such time as such Individual’s percentage of shares of Capital Stock equals or falls below the decreased Ownership Limit, but any further acquisition of shares of Capital Stock in excess of such percentage ownership of shares of Capital Stock will be in violation of the Ownership Limit and, provided further, that the new Excepted Holder Limit and Ownership Limit would not allow five or fewer Individuals to Beneficially Own more than 49.9% in value of the outstanding shares of Capital Stock.
(i)    Legend. Each certificate for shares of Capital Stock (if such shares of Capital Stock are certificated, which determination shall be at the sole discretion of the Board of Directors) shall bear substantially the following legend (to the extent such legend is still required):
The shares of Capital Stock represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter (the “Charter”), (i) no Individual may Beneficially Own shares of Capital Stock in excess of 9.8 percent of the value of the total outstanding shares of Capital Stock unless such Individual is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of shares of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT; (iii) any Transfer of shares of Capital Stock that, if effective, would result in shares of Capital Stock being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock; and (iv) no Person shall Beneficially Own shares of Capital Stock to the extent that such Beneficial Ownership of shares of Capital Stock would result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code (after taking into account for such purpose the statutory presumptions set forth in Section 897(h)(4)(E) of the Code). Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice). If any of the restrictions on transfer or ownership as set forth in (i), (ii) or (iv) above are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i), (ii) and (iv) above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock on request and without charge. Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.
Section 7.3    Transfer of Capital Stock in Trust.
(a)    Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2(a)(ii) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2(a)(ii). The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3(f).
(b)    Status of Shares Held by the Charitable Trustee. Shares of Capital Stock held by the Charitable Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares of Capital Stock held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Capital Stock held in the Charitable Trust.
(c)    Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee shall be paid with respect to such shares of Capital Stock to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that shares of Capital Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
(d)    Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the shares of Capital Stock held in the Charitable Trust to a person, designated by the Charitable Trustee, whose ownership of the shares of Capital Stock will not violate the ownership limitations set forth in Section 7.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3(d). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares of Capital Stock or, if the Prohibited Owner did not give value for the shares of Capital Stock in connection with the event causing the shares of Capital Stock to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares of Capital Stock on the day of the event causing the shares of Capital Stock to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the shares of Capital Stock held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3(c) of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (1) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (2) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3(d), such excess shall be paid to the Charitable Trustee upon demand.
(e)    Purchase Right in Shares Transferred to the Charitable Trustee. Shares of Capital Stock transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.3(c) of this Article VII. The Trust may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the shares of Capital Stock held in the Charitable Trust pursuant to Section 7.3(d). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.
(f)    Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 7.2(a)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Section 7.4    NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.
Section 7.5    Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
Section 7.6    Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
ARTICLE VIII

STOCKHOLDERS
Section 8.1    Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.3, or as may otherwise be provided by contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 8.2    Extraordinary Actions. Except as specifically provided in Section 5.2 (relating to removal of directors) and Article X, notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if advised by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 8.3    Board Approval. Except with respect to the removal of directors and except for amendments to the Bylaws as permitted by the Bylaws, the submission of any action to the stockholders for their consideration shall first be approved by the Board of Directors.
Section 8.4    Action By Stockholders without a Meeting. If the Bylaws so provide, any action required or permitted to be taken by the stockholders may be taken without a meeting by consent, given in writing or by electronic transmission, of the stockholders entitled to cast a sufficient number of votes to approve the matter as required by statute, the Charter or the Bylaws, as the case may be.
ARTICLE IX

LIABILITY LIMITATION, INDEMNIFICATION
AND TRANSACTIONS WITH THE TRUST
Section 9.1    Limitation of Stockholder Liability. No stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Corporation by reason of being a stockholder.
Section 9.2    Limitation of director and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or to any stockholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Charter inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 9.3    Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or who served as an observer on the Board of Trustees of Americold Realty Trust, a Maryland real estate investment trust (the “Trust”), pursuant to that Shareholders Agreement by and among the Trust and certain shareholders of the Trust dated as of January 18, 2018 (an “Observer”) and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation or an Observer and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, member, manager, employee or agent of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust or employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon election of a director or officer. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.
Neither the amendment nor repeal of this Section 9.3, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section 9.3, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 9.4    Transactions Between the Corporation and Its Directors, Officers, Employees and Agents. Subject to any express restrictions in the Charter or adopted by the Board of Directors in the Bylaws or by resolution, the Corporation may enter into any contract or transaction of any kind with any person, including any director, officer, employee or agent of the Corporation or any person affiliated with a director, officer, employee or agent of the Corporation, whether or not any of them has a financial interest in such transaction.
ARTICLE X

AMENDMENTS
The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth in the next sentence and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 5.2, Article VII, Article X, or this sentence of the Charter shall be valid only if approved by the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.

[Signature page follows.]

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 25th day of May, 2022.

                        /s/ George F. Chappelle Jr.
                        Name: George F. Chapelle Jr.